EXHIBIT 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Packey Velleca

Sales Director, GE Aviation

One Neumann Way

Cincinnati, OH 45215

AMENDED AND RESTATED LA12-1

dated March 20, 2020

LETTER AGREEMENT NO. 12

TO GTA No. CF34-0801-055

WHEREAS, General Electric Company, acting through its GE-Aviation business unit (hereinafter individually referred to as “GE”), and Mesa Air Group, Inc. (hereinafter individually referred to as “Airline”) (GE and Airline being hereinafter collectively referred to as the “Parties”) have entered into General Terms Agreement CF34-0801-055 dated November 15, 2002, and all of its subsequent amendments (hereinafter collectively referred to as “GTA”); and

WHEREAS Airline and GE have entered into Letter Agreement No. 12 to the GTA dated October 22, 2019 for the purchase of (2) CF34-8C5 engines (“LA12”); and

WHEREAS Airline and GE have entered into Letter Agreement No. 13 to the GTA dated December 11, 2019 for the purchase of (20) CF34-8C5 engines (“LA13”); and

WHEREAS Airline and GE desire to amend and restate LA12, and hereafter refer to it as “LA No. 12-1” (“Agreement”); and

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree to all of the following:

1.	The Effective Date of this Agreement is March 20, 2020.
2.	Sale and Delivery. Airline agrees to purchase and take delivery of (2) new spare CF34-8C5 engines from GE according to the delivery schedule set forth in Attachment A hereto (the “LA12-1 Engines”).
3.

Special Price. GE agrees to provide Airline with a special total purchase price equal to [***] for the LA12-1 Engines. GE and Airline agree this selling price, compared to the list price in Attachment C multiplied by 2, shall be considered a Special Allowance for the purposes of the terms and conditions contained in Attachment 8.

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4.	Special Payment Terms for Spare Engines. GE and Customer agree to modify the payment terms in Exhibit C of the GTA for these LA12-1 Engines as follows:
a.	GE and Customer agree that as of February 19, 2020, Customer has remitted to GE a total of [***] as progress payments toward the LA12-1 Engines and certain other engine purchases in LA13, and
b.

GE and Customer agree to apply 100% of such remitted amount toward the purchase of the LA12-1 Engines, and to apply 0% of such remitted amount toward the progress payment of any engine purchase in LA13-1, and

c.	GE and Customer agree the LA12-1 Engines are paid in full as of the Effective Date of this Agreement, and
d.

GE and Customer agree that GE will issue an invoice marked “paid in full” to Customer for the LA12-1 Engines, and Deliver the LA12-1 Engines to Customer in accordance with the delivery schedule in Attachment A

The obligations set forth in this Agreement are in addition to the obligations set forth in the GTA. In the event of conflict between the terms of this Agreement and the terms of the GTA, the terms of this Agreement shall take precedence. Terms which are capitalized but not otherwise defined herein shall have the meaning given to them in Article I of the GTA.

Confidentiality of Information. This Agreement contains information specifically for Airline and GE, and nothing herein contained shall be divulged by Airline or GE to any third person, firm or corporation, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; except (i) that Airline’s consent shall not be required for disclosure by GE of this Agreements, to an Engine program participant, joint venture participant, engineering service provider or consultant to GE so as to enable GE to perform its obligations under this Agreement or to provide informational data; (ii) to the extent required by Government agencies, by law, or to enforce this Letter Agreement; and (iii) to the extent necessary for disclosure to the Parties’ respective insurers, accountants or other professional advisors who must likewise agree to be bound by the provisions of this paragraph. In the event (i) or (iii) occur, suitable restrictive legends limiting further disclosure shall be applied. In the event this Letter Agreement, or other GE information or data is required to be disclosed or filed by government agencies by law, or by court order, Airline shall notify GE at least thirty (30) days in advance of such disclosure or filing and shall cooperate fully with GE in seeking confidential treatment of sensitive terms of this Agreement.

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MESA AIR GROUP, INC Signature:/s/ Brian S. Gillman Name:Brian S. Gillman Title:EVP & General Counsel Date:March 25, 2020	GENERAL ELECTRIC CO. Signature:/s/ Michael P. Munz Name:Michael P. Munz Title:GM – N. America Sales Date:March 26, 2020

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ATTACHMENT A

Spare Engine Delivery Schedule

Spare Engine Ref No.	Engine Type	Delivery Date
1	CF34-8C5	No later than Mar 31, 2020
2	CF34-8C5	No later than Mar 31, 2020

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ATTACHMENT B

CONDITIONS FOR SPECIAL ALLOWANCES/DELAY/CANCELLATION

1.	Termination of Special Allowances

For the avoidance of doubt, it is understood that GE shall have no further obligation beyond the Expiration Date to provide any of such Special Allowances which were not provided to Airline, through no fault of GE.

2.	Adjustment of Allowances

[***]

3.	Assignabilitv of Allowance

Any allowance described herein is exclusively for the benefit of Airline and is not assignable without GE’s written consent.

4.	Set Off for Outstanding Balance

GE shall be entitled, with five (5) days prior written notice, to set off any outstanding obligation and amounts that are due and owing from Airline to GE (and not subject to a good faith dispute) for goods or services (whether or not in connection with this Letter Agreement and/or GTA), against any amount payable by GE to Airline in connection with this Letter Agreement and/or GTA

5.	Cancellation Spare Engines

Airline recognizes that harm or damage will be sustained by GE if Airline fails to accept delivery of the Spare Engines when duly tendered. Within thirty (30) days of any such cancellation or failure to accept delivery occurs, Airline shall remit to GE a minimum cancellation charge equal to [***] of the Engine price, determined as of the date of scheduled Engine delivery to Airline. Further GE reserves the right to terminate this agreement, in part or in whole, if the PDP Payment is not paid in accordance with the schedule in Exhibit A

The parties acknowledge such minimum cancellation charge to be a reasonable estimate of the minimum harm or damage to GE in such circumstances. If any such cancellation or failure occurs with less than such twelve (12) months prior written notice, GE shall also retain all remedies in law and equity available to GE for damages in excess of such minimum cancellation charge.

GE shall retain any progress payments or other deposits made to GE for any such Engine. Such progress payments will be applied first to the minimum cancellation charge for such Engine and, in circumstances described in the last sentence of the preceding paragraph, then to any further damages sustained by GE as a result of such cancellation or failure to accept delivery. Progress payments held by GE in respect of any such Engine which are in excess of such

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amounts will be refunded to Airline, provided Airline is not then in arrears on other amounts owed to GE.

6.	Delay Charge for Spare Engines

In the event Airline delays the scheduled delivery date of a Spare Engine for a period, or cumulative period, of more than [***], such delay shall be considered a cancellation and the applicable provisions hereof regarding the effect of cancellation shall apply.

7.	Offset Requirements

Any allowance described herein is predicated on the assumption that no offset or countertrade requirement will be imposed on GE. If such requirement is imposed, then GE reserves the right to reduce the allowance commensurate with the cost to GE of performing such offset or countertrade obligation(s).

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ATTACHMENT C

BASE PRICES FOR SPARE ENGINES
ItemList Base Price2020 US Dollars1.Spare CF34-8C5 engine, bare[***]

A.Base prices are effective for basic Spare Engines delivered to Airline by GE on or before December 31, 2020. The base prices are for delivery Ex Works, Evendale, Ohio, or point of manufacture, and Airline shall be responsible, upon delivery, for the payment of all taxes, duties, fees or other similar charges.

B.The selling price of basic Spare Engines delivered after December 31, 2020 above shall be the base price then in effect.

C.The selling price of Engine Build Up hardware, if any such hardware is ordered, will be based on GE’s then-current price.

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